The information in this pricing supplement is not complete and may be changed. We may not deliver these securities until a final pricing supplement is delivered. This pricing supplement and the accompanying prospectus and prospectus supplement do not constitute an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

          Subject to completion, Pricing Supplement dated July 28, 2005

PROSPECTUS Dated November 10, 2004                  Pricing Supplement No. 65 to
PROSPECTUS SUPPLEMENT                      Registration Statement No. 333-117752
Dated November 10, 2004                                  Dated            , 2005
                                                                  Rule 424(b)(3)
                                   $
                                 Morgan Stanley
                       GLOBAL MEDIUM-TERM NOTES, SERIES F
                                  Senior Notes
                                  ------------
                Capital Protected Bear Notes due August 30, 2010
                    Based on the Decline in the Value of the
               Philadelphia Stock Exchange Housing Sector Index(SM)

Unlike ordinary debt securities, the notes do not pay interest. Instead, the notes will pay at maturity the principal amount of $10, plus a supplemental redemption amount, if any, based on the decline, if any, in the closing value of the PHLX Housing Sector Index(SM), as determined on three specified determination dates over the term of the notes, as described in this pricing supplement. In no event, however, will the payment at maturity be less than the principal amount of $10.

o    The principal amount and issue price of each note is $10.

o    We will not pay interest on the notes.

o At maturity, you will receive the principal amount of $10 per note plus a supplemental redemption amount, if any, equal to $10 times the percentage, if any, by which the final average index value is less than the initial index value. You will only receive a supplemental redemption amount if the final average index value is less than the initial index value.

     o    The initial index value will equal    , the closing value of the PHLX
          Housing Sector Index on the day we price the notes for initial sale to the public.

     o The final average index value will equal the arithmetic average of the closing values of the PHLX Housing Sector Index on August 30, 2008, August 30, 2009 and August 26, 2010, which we refer to as the determination dates.

o If the final average index value of the PHLX Housing Sector Index is greater than or equal to the initial index value, you will receive only the principal amount of $10 and will not receive any supplemental redemption amount.

o Investing in the notes is not equivalent to investing in or taking a short position with respect to the PHLX Housing Sector Index or its component stocks.

o We will apply to list the notes to trade under the proposed symbol "HPB" on the American Stock Exchange LLC, which we refer to as the AMEX, but it is not possible to predict whether the notes will meet the AMEX listing requirements.

o    The CUSIP number for the notes is 61746Y155.

You should read the more detailed description of the notes in this pricing supplement. In particular, you should review and understand the descriptions in "Summary of Pricing Supplement" and "Description of Notes."

The notes involve risks not associated with an investment in conventional debt securities. See "Risk Factors" beginning on PS-8.
                               ------------------
                               PRICE $10 PER NOTE
                               ------------------

                                          Price to     Agent's      Proceeds to
                                           Public    Commissions(1)   Company
                                        ----------- --------------- ------------
Per note.............................         $            $             $
Total................................         $            $             $

(1) For additional information, see "Supplemental Information Concerning Plan of Distribution" in this pricing supplement.


                                 MORGAN STANLEY

     For a description of certain restrictions on offers, sales and deliveries of the notes and on the distribution of this pricing supplement and the accompanying prospectus supplement and prospectus relating to the notes, see the section of this pricing supplement called "Description of Notes--Supplemental Information Concerning Plan of Distribution."

     No action has been or will be taken by us, the Agent or any dealer that would permit a public offering of the notes or possession or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus in any jurisdiction, other than the United States, where action for that purpose is required. Neither this pricing supplement nor the accompanying prospectus supplement and prospectus may be used for the purpose of an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation.

     The notes may not be offered or sold to the public in Brazil. Accordingly, the offering of the notes has not been submitted to the Comissao de Valores Mobiliarios for approval. Documents relating to such offering, as well as the information contained herein and therein, may not be supplied to the public as a public offering in Brazil or be used in connection with any offer for subscription or sale to the public in Brazil.

     The notes have not been registered with the Superintendencia de Valores y Seguros in Chile and may not be offered or sold publicly in Chile. No offer, sales or deliveries of the notes, or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus, may be made in or from Chile except in circumstances which will result in compliance with any applicable Chilean laws and regulations.

     The notes may not be offered or sold in Hong Kong, by means of any document, other than to persons whose ordinary business it is to buy or sell shares or debentures, whether as principal or agent, or in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32) of Hong Kong. The Agent has not issued and will not issue any advertisement, invitation or document relating to the notes, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to notes which are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made thereunder.

     The notes have not been registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission and may not be offered or sold publicly in Mexico. This pricing supplement and the accompanying prospectus supplement and prospectus may not be publicly distributed in Mexico.

     This pricing supplement and the accompanying prospectus supplement and prospectus have not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this pricing supplement and the accompanying prospectus supplement and prospectus used in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than under circumstances in which such offer, sale or invitation does not constitute an offer or sale, or invitation for subscription or purchase, of the notes to the public in Singapore.

                          SUMMARY OF PRICING SUPPLEMENT

     The following summary describes the notes we are offering to you in general terms only. You should read the summary together with the more detailed information that is contained in the rest of this pricing supplement and in the accompanying prospectus and prospectus supplement. You should carefully consider, among other things, the matters set forth in "Risk Factors."

     The notes offered are medium-term debt securities of Morgan Stanley. The return on the notes is based on the performance of the PHLX Housing Sector Index. These notes combine features of debt and a short position in equity by offering at maturity 100% protection of the issue price with the opportunity to earn a supplemental redemption amount based on the decline, if any, of the PHLX Housing Sector Index. The notes have been designed for investors who are willing to forgo market floating interest rates on the notes in exchange for a supplemental amount based on the percentage decrease, if any, of the final average index value below the initial index value.

     "PHLX Housing Sector(SM)" and "HGX(SM)" are service marks of the Philadelphia Stock Exchange, Inc. ("PHLX") and have been licensed for use by Morgan Stanley.

Each note costs $10      We, Morgan Stanley, are offering you Capital Protected
                         Notes due August 30, 2010 Based on the Decline in the
                         Value of the PHLX Housing Sector Index(SM), which we refer to as the notes. The principal amount and issue price of each note is $10.

                         The original issue price of the notes includes the agent's commissions paid with respect to the notes and the cost of hedging our obligations under the notes. The cost of hedging includes the projected profit that our subsidiaries may realize in consideration for assuming the risks inherent in managing the hedging transactions. The fact that the original issue price of the notes reflects these commissions and hedging costs is expected to adversely affect the secondary market prices of the notes. See "Risk Factors--The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices" and "Description of Notes--Use of Proceeds and Hedging."

Payment at maturity      Unlike ordinary debt securities, the notes do not pay
                         interest. Instead, at maturity, for each note you hold,
                         you will receive the principal amount of $10 per note
                         plus a supplemental redemption amount if the final
                         average index value of the PHLX Housing Sector Index is
                         less than the initial index value. You will only
                         receive a supplemental redemption amount if the final
                         average index value is less than the initial index
                         value. The initial index value is      , the closing
                         value of the PHLX Housing Sector Index on the day we price the notes for initial sale to the public. The final average index value will be the arithmetic average of the closing values on August 30, 2008, August 30, 2009 and August 26, 2010, which we refer to as the determination dates. If the final scheduled determination date is not a trading day or if a market disruption event occurs on that day, the maturity date of the notes will be postponed until the second scheduled trading day following the final determination date as postponed. In no event, however, will the payment at maturity be less than the principal amount of $10.

                                      100% Principal Protection

                         At maturity, we will pay you at least $10, plus the supplemental redemption amount, if any.

                                    The Supplemental Redemption Amount
                          Based on the Decline in the PHLX Housing Sector Index

                         The supplemental redemption amount will be equal to $10 times the percentage, if any, by which the final average index value is less than the initial index value. If the final average index value is less than the initial index value, the supplemental redemption amount will be calculated as follows:


                         supplemental           (initial index value - final average index value)
                         redemption    = $10 x   -----------------------------------------------
                          amount                                 initial index value

                         where

                         initial    =         , the closing value of the PHLX
                         index         Housing Sector Index on the day we price
                         value        the notes for initial sale to the public

                         final      =  the arithmetic average of the closing
                         average       values of the PHLX Housing Sector Index
                         index         on each of the three determination dates,
                         value         as calculated by the calculation agent on
                                       the final determination date

                         If the final average index value is greater than or equal to the initial index value, the supplemental redemption amount will be zero. In that case, you will receive only the principal amount of $10 for each note that you hold and will not receive any supplemental redemption amount.

                         You can review the historical values of the PHLX Housing Sector Index in the section of this pricing supplement called "Description of Notes--Historical Information." The payment of dividends on the stocks that underlie the PHLX Housing Sector Index is not reflected in the level of the PHLX Housing Sector Index and, therefore, has no effect on the calculation of the payment at maturity.

MS & Co. will be the     We have appointed our affiliate, Morgan Stanley & Co.
calculation agent        Incorporated, which we refer to as MS & Co., to act as
                         calculation agent for JPMorgan Chase Bank, N.A.
                         (formerly known as JPMorgan Chase Bank), the trustee for our senior notes. As calculation agent, MS & Co.
                         will determine the initial index value, the final average index value, the percentage change in the PHLX
                         Housing Sector Index and the supplemental redemption amount, if any, you will receive at maturity.

The notes will be        The notes will be treated as "contingent payment debt
treated as               instruments" for U.S. federal income tax purposes, as
contingent payment       described in the section of this pricing supplement
debt instruments for     called "Description of Notes--United States Federal
U.S. federal income      Income Taxation." Under this treatment, if you are a
tax purposes             U.S. taxable investor, you will generally be subject to
                         annual income tax based on the comparable yield (as defined in this pricing supplement) of the notes even though you will not receive any stated interest payments on the notes. In addition, any gain recognized by U.S. taxable investors on the sale or exchange, or at maturity, of the notes generally will be treated as ordinary income. Please read carefully the section of this pricing supplement called "Description of Notes--United States Federal Income Taxation" and the sections called "United States Federal
                         Taxation--Notes--Notes Linked to Commodity Prices,
                         Single Securities, Baskets of Securities or Indices" and "United States Federal Taxation--Backup
                         Withholding" in the accompanying prospectus supplement.

                         If you are a non-U.S. investor, please read the section of this pricing supplement called "Description of Notes--United States Federal Income Taxation--Non-U.S. Holders."

                         You are urged to consult your own tax advisor regarding all aspects of the U.S. federal income tax consequences of investing in the notes as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Where you can find       The notes are senior notes issued as part of our Series
more information on      F medium-term note program. You can find a general
the notes                description of our Series F medium-term note program in
                         the accompanying prospectus supplement dated November
                         10, 2004. We describe the basic features of this type of note in the sections of the prospectus supplement called "Description of Notes--Senior Notes" and "--Notes Linked to Commodity Prices, Single Securities,
                         Baskets of Securities or Indices."

                         Because this is a summary, it does not contain all the information that may be important to you. For a detailed description of the terms of the notes, you should read the "Description of Notes" section in this pricing supplement. You should also read about some of the risks involved in investing in notes in the section called "Risk Factors." The tax treatment of investments in index-linked notes such as these differs from that of investments in ordinary debt securities. See the section of this pricing supplement called "Description of Notes--United States Federal Income Taxation." We urge you to consult with your investment, legal, tax, accounting and other advisors with regard to any proposed or actual investment in the notes.

How to reach us          You may contact your local Morgan Stanley branch office
                         or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (212)
                         761-4000).

                        HYPOTHETICAL PAYOUTS ON THE NOTES

     At maturity, if the final average index value is less than the initial index value, for each $10 principal amount of notes that you hold, you will receive a supplemental redemption amount in addition to the principal amount of $10. The supplemental redemption amount will be calculated on the final determination date and is equal to $10 times the percentage, if any, by which the final average index value is less than the initial index value.

     Presented below is a hypothetical example showing how the payout on the notes, including the supplemental redemption amount, is calculated.

Example:

The final average index value is 20% less  than the initial index value.


Initial Index Value:  550
Final Average Index Value: 440

              Supplemental Redemption               550 - 440
              Amount per note          =  $10  x  -------------   =   $2
                                                       550

     In the example above, the total payout at maturity per note will equal $12, which is the sum of the principal amount of $10 and a supplemental redemption amount of $2.

     The supplemental redemption amount is based on the final average index value, which equals the arithmetic average of the index closing values on three determination dates over the term of the notes. Because the index closing values may be subject to significant fluctuations over the term of the notes, it is not possible to present a chart or table illustrating the complete range of possible payouts at maturity. The examples of the hypothetical payout calculations that follow are intended to illustrate the effect of general trends in the index closing values on the three determination dates on the amount payable to you at maturity. However, the index closing values may not increase or decrease over the three determination dates in accordance with any of the trends depicted by the hypothetical examples below.

     The following four examples illustrate the payout at maturity on the notes for a range of hypothetical index closing values on each of the three determination dates and demonstrate the impact of basing the calculation of the supplemental redemption amount for the notes on the final average index value, rounded to the nearest one-hundredth.

     These examples are based on a hypothetical initial index value of 550 and an issue price per note of $10.00.

                                        --------------- --------------- --------------- ---------------

                                           Example 1       Example 2       Example 3       Example 4
                                        --------------- --------------- --------------- ---------------
                                         Index Closing   Index Closing   Index Closing   Index Closing
                                             Value           Value           Value           Value
                                        --------------- --------------- --------------- ---------------

               1st Determination Date         575             525             575             500
                                        --------------- --------------- --------------- ---------------

               2nd Determination Date         600             500             600             450
                                        --------------- --------------- --------------- ---------------

             Final Determination Date         625             475             525             525
--------------------------------------- --------------- --------------- --------------- ---------------

           Final Average Index Value:         600             500            566.67         491.67
--------------------------------------- --------------- --------------- --------------- ---------------

      Supplemental Redemption Amount:          $0             $.91             $0            $1.06
--------------------------------------- --------------- --------------- --------------- ---------------

Payout at maturity on a $10 investment:        $10            $10.91          $10.00         $11.06
--------------------------------------- --------------- --------------- --------------- ---------------


o In Example 1, the index closing value increases on each determination date. Because the final average index value is greater than the initial index value, there is no supplemental redemption amount.

o In Example 2, the index closing value decreases on each determination date. Consequently, the final average index value of 500 is higher than the index closing value of 475 on the final determination date. At maturity, for each note the investor receives $10.91, the sum of the principal amount of $10 and the supplemental redemption amount of $.91. The return on the notes at maturity represents a 9.1% increase above the issue price, which is less than if the return on the notes had been measured by the simple index return of negative 13.64% over the term of the notes.

o In Example 3, the index closing value reaches a high of 600 on the second determination date and declines on the final determination date. At maturity, the final average index value of 566.67 is higher than the index closing value of 525 on the final determination date. Because the final average index value is greater than the initial index value, there is no supplemental redemption amount, even though the index had declined below the initial index value on the final determination date. At maturity, the investor receives only the principal amount of $10.00 for each note.

o In Example 4, the index closing value declines on the first two determination dates to a low of 450 and increases on the final determination date. At maturity, the final average index value of 491.67 is less than the index closing value of 525 on the final determination date. At maturity, for each note the investor receives $11.06, the sum of the principal amount of $10.00 and the supplemental redemption amount of $1.06. The return on the notes represents a 10.6% increase above the issue price, even though the simple index return decreased 4.55% over the term of the notes.

You can review the historical values of the index for the period from January 1, 2000 through July 28, 2005 in the section of this pricing supplement called "Description of Notes--Historical Information." You cannot predict the future performance of the PHLX Housing Sector Index based on its historical performance.

                                  RISK FACTORS

     The notes are not secured debt and, unlike ordinary debt securities, the notes do not pay interest. Investing in the notes is not equivalent to investing directly in the PHLX Housing Sector Index or taking a short position with respect to the PHLX Housing Sector Index. This section describes the most significant risks relating to the notes. You should carefully consider whether the notes are suited to your particular circumstances before you decide to purchase them.

The notes will not pay more      If the final average index value is greater
than the principal amount at     than or equal to the initial index value, you
maturity unless the final        will receive only the principal amount of $10
average index value is less      for each note you hold at maturity.
than the initial index value.


Unlike ordinary senior notes,    The terms of the notes differ from those of
the notes do not pay interest    ordinary debt securities in that we will not
                                 pay interest on the notes. Because the
                                 supplemental redemption amount due at maturity may equal zero, the return on your investment in the notes (the effective yield to maturity) may be less than the amount that would be paid on an ordinary debt security. The return of only the principal amount at maturity will not compensate you for the effects of inflation and other factors relating to the value of money over time. The notes have been designed for investors who are willing to forgo market floating interest rates on the notes in exchange for a supplemental amount based on the percentage decrease, if any, of the final average index value below the initial index value.

Secondary trading may be         There may be little or no secondary market for
limited                          the notes. Although we will apply to list the
                                 notes on the American Stock Exchange LLC, we may not meet the requirements for listing and do not expect to announce whether or not we will meet such requirements prior to the pricing of the notes. Even if there is a secondary market, it may not provide significant liquidity. MS & Co. currently intends to act as a market maker for the notes but is not required to do so. If at any time MS
                                 & Co. were to cease acting as a market maker, it is likely that there would be significantly less liquidity in the secondary market, in which case the price at which you would be able to sell your notes would likely be lower than if an active market existed. If the notes are not listed on any securities exchange and MS &
                                 Co. were to cease acting as a market maker, it is likely that there would be little or no secondary market for the notes.

Market price of the notes        Several factors, many of which are beyond our
influenced by many               control, will influence the value of the notes
unpredictable factors            in the secondary market and the price at which
                                 MS & Co. may be willing to purchase or sell the notes in the secondary market, including:

                                 o the value of the PHLX Housing Sector Index at any time and on specific determination dates

                                 o the volatility (frequency and magnitude of changes in value) of the PHLX Housing Sector Index

                                 o   interest and yield rates in the market

                                 o   geopolitical conditions and economic,
                                     financial, political and regulatory or
                                     judicial events that affect the securities underlying the PHLX Housing Sector Index or stock markets generally and that may affect the final average index value

                                 o the time remaining to the maturity of the notes

                                 o the dividend rate on the stocks underlying the PHLX Housing Sector Index

                                 o   our creditworthiness

                                 Some or all of these factors will influence the price that you will receive if you sell your notes prior to maturity. For example, you may have to sell your notes at a substantial discount from the principal amount if at the time of sale or on earlier determination dates the PHLX Housing Sector Index is at, above or not sufficiently below the initial index value or if market interest rates rise.

                                 You cannot predict the future performance of the PHLX Housing Sector Index based on its historical performance. We cannot guarantee that the final average index value will be lower than the initial index value so that you will receive at maturity an amount in excess of the principal amount of the notes.

The inclusion of commissions     Assuming no change in market conditions or any
and projected profit from        other relevant factors, the price, if any, at
hedging in the original issue    which MS & Co. is willing to purchase notes in
price is likely to adversely     secondary market transactions will likely be
affect secondary market prices   lower than the original issue price, since the
                                 original issue price included, and secondary market prices are likely to exclude, commissions paid with respect to the notes, as well as the projected profit included in the cost of hedging our obligations under the notes. In addition, any such prices may differ from values determined by pricing models used by MS & Co., as a result of dealer discounts, mark-ups or other transaction costs.

Investing in the notes is not    Investing in the notes is not equivalent to
equivalent to taking a short     taking a short position in the PHLX Housing
position in the PHLX Housing     Sector Index or its component stocks. The
Sector Index                     payout you receive at maturity on the notes
                                 will be based on the closing value of the PHLX
                                 Housing Sector Index on the three determination dates. It is possible for the final average index value to be higher than the initial index value even if the value of the PHLX Housing
                                 Sector Index at maturity is lower than the initial index value. An increase in the value of the PHLX Housing Sector Index on any one determination date could more than offset the decreases in the value of the PHLX Housing
                                 Sector Index on the other determination dates.
                                 If the final average index value is higher than the initial index value, you will not receive any supplemental redemption amount at maturity and will only receive the principal amount of the notes.

Adjustments to the PHLX          The Philadelphia Stock Exchange, Inc. ("PHLX")
Housing Sector Index could       is responsible for calculating and maintaining
adversely affect the value of    the PHLX Housing Sector Index. PHLX can add,
the notes                        delete or substitute the stocks underlying the
                                 PHLX Housing Sector Index or make other
                                 methodological changes that could change the value of the PHLX Housing Sector Index. PHLX may discontinue or suspend calculation or dissemination of the PHLX Housing Sector Index.
                                 Any of these actions could adversely affect the value of the notes.

                                 In addition, PHLX may delete certain stocks underlying the PHLX Housing Sector Index, because of significant negative corporate events, such as insolvency, and substitute some or all of those stocks with better performing stocks. Such a deletion or substitution may have an adverse effect on the value of the notes.

                                 PHLX may discontinue or suspend calculation or publication of the PHLX Housing Sector Index at any time. In these circumstances, MS & Co., as the calculation agent, will have the sole discretion to substitute a successor index that is comparable to the discontinued PHLX Housing Sector Index. MS & Co. could have an economic interest that is different than that of investors in the notes insofar as, for example, MS & Co. is not precluded from considering indices that are calculated and published by MS & Co. or any of its affiliates. If MS & Co. determines that there is no appropriate successor index, at maturity the payout on the notes will be an amount based on the closing prices of the stocks underlying the PHLX Housing Sector Index at the time of such discontinuance, without rebalancing or substitution, computed by the calculation agent in accordance with the formula for calculating the

                                 PHLX Housing Sector Index last in effect prior to discontinuance of the PHLX Housing Sector Index.

You have no shareholder rights   As an investor in the notes, you will not have
                                 voting rights or the right to receive dividends or other distributions or any other rights with respect to the stocks that underlie the PHLX
                                 Housing Sector Index.

The economic interests of the    The economic interests of the calculation agent
calculation agent and other of   and other of our affiliates are potentially
our affiliates are potentially   adverse to your interests as an investor in the
adverse to your interests        notes.

                                 As calculation agent, MS & Co. will determine the initial index value and the final average index value, and calculate the supplemental redemption amount, if any, you will receive at maturity. Determinations made by MS & Co., in its capacity as calculation agent, including with respect to the occurrence or non-occurrence of market disruption events and the selection of a successor index or calculation of any index closing value in the event of a discontinuance of the PHLX Housing Sector Index, may affect the payout to you at maturity. See the sections of this pricing supplement called "Description of Notes--Market Disruption Event" and "--Discontinuance of the PHLX Housing Sector Index; Alteration of Method of Calculation."

                                 The original issue price of the notes includes the agent's commissions and certain costs of hedging our obligations under the notes. The subsidiaries through which we hedge our obligations under the notes expect to make a profit. Since hedging our obligations entails risk and may be influenced by market forces beyond our or our subsidiaries' control, such hedging may result in a profit that is more or less than initially projected.

Hedging and trading activity     MS & Co. and other affiliates of ours will
by the calculation agent and     carry out hedging activities related to the
its affiliates could             notes (and possibly to other instruments linked
potentially adversely affect     to the PHLX Housing Sector Index or its
the value of the PHLX Housing    component stocks), including trading in the
Sector Index                     stocks underlying the PHLX Housing Sector Index
                                 as well as in other instruments related to the PHLX Housing Sector Index. MS & Co. and some of our other subsidiaries also trade the stocks underlying the PHLX Housing Sector Index and other financial instruments related to the PHLX
                                 Housing Sector Index on a regular basis as part of their general broker-dealer and other businesses. Any of these hedging or trading activities on or prior to the day we price the notes for initial sale to the public could potentially decrease the initial index value and, as a result, could make it less likely that the PHLX Housing Sector Index will close below the initial index value on the determination dates such that you will receive a payment at maturity that exceeds the principal amount on the notes. Additionally, such hedging or trading activities during the term of the notes could potentially affect the value of the PHLX Housing Sector Index on the determination dates and, accordingly, the amount of cash you will receive at maturity.


The notes will be treated as     You should also consider the tax consequences
contingent payment debt          of investing in the notes. The notes will be
instruments for U.S. federal     treated as "contingent payment debt
income tax purposes              instruments" for U.S. federal income tax
                                 purposes, as described in the section of this pricing supplement called "Description of
                                 Notes--United States Federal Income Taxation."
                                 Under this treatment, if you are a U.S. taxable investor, you will generally be subject to annual income tax based on the comparable yield
                                 (as defined in this pricing supplement) of the notes even though you will not receive any stated interest on the notes. In addition, any gain recognized by U.S. taxable investors on the sale or exchange, or at maturity, of the notes generally will be treated as ordinary income. Please read carefully the section of this pricing supplement called "Description of Notes--United States Federal Income Taxation" and the sections called "United States Federal
                                 Taxation--Notes--Notes Linked to Commodity
                                 Prices, Single Securities, Baskets of
                                 Securities or

                                 Indices" and "United States Federal
                                 Taxation--Backup Withholding" in the
                                 accompanying prospectus supplement.

                                 If you are a non-U.S. investor, please also read the section of this pricing supplement called "Description of Notes--United States Federal Income Taxation--Non-U.S. Holders."

                                 You are urged to consult your own tax advisor regarding all aspects of the U.S. federal income tax consequences of investing in the notes as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

                              DESCRIPTION OF NOTES

Terms not defined herein have the meanings given to such terms in the accompanying prospectus supplement. The term "Notes" refers to each $10 principal amount of any of our Capital Protected Notes Due August 30, 2010 Based on the Decline in the Value of the PHLX Housing Sector Index(SM). In this pricing supplement, the terms "we," "us" and "our" refer to Morgan Stanley.

Aggregate Principal
Amount.....................   $

Original Issue Date
(Settlement Date ).........             , 2005

Maturity Date..............   August 30, 2010, subject to extension in the event
                              of a Market Disruption Event on the final
                              Determination Date for calculating the Final
                              Average Index Value.

                              If, due to a Market Disruption Event or otherwise, the final Determination Date is postponed so that it falls less than two scheduled Trading Days prior to the scheduled Maturity Date, the Maturity Date will be the second scheduled Trading Day following the final Determination Date as postponed. See "--Determination Dates" below.

Interest Rate..............   None

Specified Currency.........   U.S. Dollars

CUSIP Number...............   61746Y155

Minimum Denominations......   $10

Issue Price................   $10 (100%)

Maturity Redemption
  Amount...................   At maturity, upon delivery of the Notes to the
                              Trustee, we will pay with respect to the $10 principal amount of each Note an amount in cash equal to $10 plus the Supplemental Redemption
                              Amount, if any, as determined by the Calculation
                              Agent.

                              We shall, or shall cause the Calculation Agent to
                              (i) provide written notice to the Trustee and to The Depository Trust Company, which we refer to as DTC, of the amount of cash to be delivered with respect to the $10 principal amount of each Note, on or prior to 10:30 a.m. on the Trading Day preceding the Maturity Date (but if such Trading Day is not a Business Day, prior to the close of business on the Business Day preceding the Maturity Date), and (ii) deliver the aggregate cash amount due with respect to the Notes to the Trustee for delivery to DTC, as holder of the Notes, on the Maturity Date. We expect such amount of cash will be distributed to investors on the Maturity Date in accordance with the standard rules and procedures of DTC and its direct and indirect participants. See "--Book-Entry Note or Certificated Note" below, and see "The Depositary" in the accompanying prospectus supplement.

Supplemental Redemption
Amount.....................   The Supplemental Redemption Amount will be equal
                              to $10 times the Index Percent Change; provided that the Supplemental Redemption Amount will not be less than zero. The Calculation Agent will calculate the Supplemental Redemption Amount on the final Determination Date.

Index Percent Change.......   The Index Percent Change is a fraction, the
                              numerator of which will be the Initial Index Value minus the Final Average Index Value and the denominator of which will be the Initial Index

                              Value. The Index Percent Change is described by the following formula:

                             (Initial Index Value - Final Average Index Value)
                             -------------------------------------------------
                                            Initial Index Value


Initial Index Value........               , the Index Closing Value on the day
                              we price the Notes for initial sale to the public.

Final Average Index Value..   The arithmetic average of the Index Closing Values
                              on the three Determination Dates, as calculated by the Calculation Agent on the final Determination
                              Date.

Index Closing Value........   The Index Closing Value on any Trading Day will
                              equal the closing value of the PHLX Housing Sector
                              Index or any Successor Index (as defined under "--Discontinuance of the PHLX Housing Sector
                              Index; Alteration of Method of Calculation" below) published at the regular weekday close of trading on that Trading Day. In certain circumstances, the Index Closing Value will be based on the alternate calculation of the PHLX Housing Sector Index described under "--Discontinuance of the PHLX
                              Housing Sector Index; Alteration of Method of
                              Calculation."

                              In this "Description of Notes," references to the PHLX Housing Sector Index will include any Successor Index, unless the context requires otherwise.

Determination Dates........   The Determination Dates will be August 30, 2008,
                              August 30, 2009 and August 26, 2010, in each case subject to adjustment for non-Trading Days or Market Disruption Events as described in the following two paragraphs.

                              If either of the first two scheduled Determination Dates is not a Trading Day or if a Market Disruption Event occurs on any such date, such Determination Date will be the immediately succeeding Trading Day during which no Market Disruption Event shall have occurred; provided that if a Market Disruption Event has occurred on each of the five Trading Days immediately succeeding any of the first two scheduled Determination Dates, the Calculation Agent will determine the applicable Index Closing Value on such fifth succeeding Trading Day in accordance with the formula for calculating the value of the PHLX Housing Sector Index last in effect prior to the commencement of the Market Disruption Event, without rebalancing or substitution, using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension or limitation) on such fifth succeeding Trading Day of each security most recently constituting the PHLX Housing Sector Index.

                              If August 26, 2010 (the final scheduled
                              Determination Date) is not a Trading Day or if there is a Market Disruption Event on such day, the final Determination Date will be the immediately succeeding Trading Day during which no Market Disruption Event shall have occurred.

Trading Day................   A day, as determined by the Calculation Agent, on
                              which trading is generally conducted on the New
                              York Stock Exchange, Inc. ("NYSE"), the American
                              Stock Exchange LLC ("AMEX"), the Nasdaq National
                              Market, the Chicago Mercantile Exchange, the
                              Philadelphia Stock Exchange and the Chicago Board of Options Exchange and in the over-the-counter market for equity securities in the United States.

Book Entry Note or
Certificated Note..........   Book Entry. The Notes will be issued in the form
                              of one or more fully registered global securities which will be deposited with, or on behalf of, DTC and will be registered in the name of a nominee of DTC. DTC's nominee will be the only registered holder of the Notes. Your beneficial interest in the Notes will be evidenced solely by entries on the books of the securities intermediary acting on your behalf as a direct or indirect participant in DTC. In this pricing supplement, all references to payments or notices to you will mean payments or notices to DTC, as the registered holder of the Notes, for distribution to participants in accordance with DTC's procedures. For more information regarding DTC and book entry notes, please read "The Depositary" in the accompanying prospectus supplement and "Form of
                              Securities--Global Securities--Registered Global
                              Securities" in the accompanying prospectus.

Senior Note or
Subordinated Note..........   Senior

Trustee....................   JPMorgan Chase Bank, N.A. (formerly known as
                              JPMorgan Chase Bank)

Agent......................   Morgan Stanley & Co. Incorporated and its
                              successors ("MS & Co.")

Market Disruption Event....   Market Disruption Event means, with respect to the
                              PHLX Housing Sector Index, the occurrence or existence of a suspension, absence or material limitation of trading of stocks then constituting
                              20 percent or more of the level of the PHLX
                              Housing Sector Index (or the Successor Index) on the Relevant Exchanges for such securities for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session on such Relevant
                              Exchange; or a breakdown or failure in the price and trade reporting systems of any Relevant
                              Exchange as a result of which the reported trading prices for stocks then constituting 20 percent or more of the level of the PHLX Housing Sector Index
                              (or the Successor Index) during the last one-half hour preceding the close of the principal trading session on such Relevant Exchange are materially inaccurate; or the suspension, material limitation or absence of trading on any major U.S. securities market for trading in futures or options contracts or exchange traded funds related to the PHLX
                              Housing Sector Index (or the Successor Index) for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session on such market, in each case as determined by the Calculation Agent in its sole discretion.

                              For the purpose of determining whether a Market Disruption Event exists at any time, if trading in a security included in the PHLX Housing Sector Index is materially suspended or materially limited at that time, then the relevant percentage contribution of that security to the value of the PHLX Housing Sector Index shall be based on a comparison of (x) the portion of the value of the PHLX Housing Sector Index attributable to that security relative to (y) the overall value of the PHLX Housing Sector Index, in each case immediately before that suspension or limitation.

                              For purposes of determining whether a Market
                              Disruption Event has occurred: (1) a limitation on the hours or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the relevant exchange or market, (2) a decision to permanently discontinue trading in the relevant futures or options contract or exchange traded fund will not constitute a Market Disruption Event, (3) limitations pursuant to the rules of any Relevant Exchange similar to NYSE Rule 80A (or any applicable rule or regulation enacted or promulgated by any other self-regulatory organization or any government agency of scope similar to NYSE Rule 80A as determined by the Calculation Agent) on trading during significant market fluctuations will constitute a suspension, absence or material limitation of trading, (4) a suspension of trading in futures or options contracts on the PHLX Housing Sector Index by the primary securities market trading in such contracts by reason of (a) a price change exceeding limits set by such exchange or market, (b) an imbalance of orders relating to such contracts or (c) a disparity in bid and ask quotes relating to such contracts will constitute a suspension, absence or material limitation of trading in futures or options contracts related to the PHLX Housing Sector Index and (5) a "suspension, absence or material limitation of trading" on any Relevant Exchange or on the primary market on which futures or options contracts related to the PHLX Housing Sector Index are traded will not include any time when such market is itself closed for trading under ordinary circumstances.

Relevant Exchange..........   Relevant Exchange means the primary exchange or
                              market of trading for any security then included in the PHLX Housing Sector Index or any Successor
                              Index.

Alternate Exchange
Calculation in Case of
an Event of Default .......   In case an event of default with respect to the
                              Notes shall have occurred and be continuing, the amount declared due and payable for each Note upon any acceleration of the Notes (the "Acceleration
                              Amount") will be equal to the $10 principal amount per Note plus the Supplemental Redemption Amount, if any, determined as though the Index Closing
                              Value for any Determination Date scheduled to occur on or after such date of acceleration were the Index Closing Value on the date of acceleration.

                              If the maturity of the Notes is accelerated because of an event of default as described above, we shall, or shall cause the Calculation Agent to, provide written notice to the Trustee at its New York office, on which notice the Trustee may conclusively rely, and to DTC of the Acceleration Amount and the aggregate cash amount due with respect to the Notes as promptly as possible and in no event later than two Business Days after the date of such acceleration.

Calculation Agent..........   MS & Co.

                              All determinations made by the Calculation Agent will be at the sole discretion of the Calculation Agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you, the Trustee and us.

                              All calculations with respect to the Final Average Index Value and the Supplemental Redemption Amount, if any, will be made by the Calculation Agent and will be rounded to the nearest one hundred-thousandth, with five one-millionths rounded upward (e.g., .876545 would be rounded to .87655); all dollar amounts related to determination of the amount of cash payable per Note will be rounded to the nearest ten-thousandth, with five one hundred-thousandths rounded upward (e.g., .76545 would be rounded up to .7655); and all dollar amounts paid on the aggregate number of Notes will be rounded to the nearest cent, with one-half cent rounded upward.

                              Because the Calculation Agent is our affiliate, the economic interests of the Calculation Agent and its affiliates may be adverse to your interests as an investor in the Notes, including with respect to certain determinations and judgments that the Calculation Agent must make in determining any Index Closing Value, the Initial Index Value, the Final Average Index Value, the Index Percent Change, the Supplemental Redemption Amount or whether a Market Disruption Event has occurred. See "--Market Disruption Event" above and "--Discontinuance of the PHLX Housing Sector Index; Alteration of Method of Calculation" below. MS & Co. is obligated to carry out its duties and functions as Calculation Agent in good faith and using its reasonable judgment.


The PHLX Housing Sector
Index......................   We have derived all information contained in this
                              pricing supplement regarding the PHLX Housing
                              Sector Index (the "Index"), including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. Such information reflects the policies of, and is subject to change by the Philadelphia Stock Exchange, Inc. ("PHLX"). The
                              Index was developed by PHLX and is calculated, maintained and published by PHLX. We make no representation or warranty as to the accuracy or completeness of such information.

                              The Index is a modified capitalization weighted index composed of twenty-one companies whose primary lines of business are directly associated with the United States housing construction market (the "Index Stocks"). The Index composition encompasses residential builders, suppliers of aggregate, lumber and other construction materials, manufactured housing and mortgage insurers. The Index was set to an initial value of 250 on January 2, 2002. Options commenced trading on the Index on July 17, 2002. Modified capitalization weighting is intended to maintain as closely as possible the proportional capitalization distribution of the portfolio of Index Stocks, while limiting the maximum weight of a single stock or group of stocks to a predetermined maximum

                              (normally 25% for a single stock, and 50% to 60% for the top five or an aggregation of all stocks weighing 5% or more). This rebalancing is accomplished by occasionally artificially reducing the capitalization of higher weighted stocks and redistributing the weight to lower weighted stocks without changing the total capitalization of the portfolio. The net result is a weight distribution that is less skewed toward the larger stocks, but still does not approach equal weighting.

                              The following is a list of companies currently included in the Index and their trading symbols:

                                  American Standard Companies Inc.     ASD
                                  Beazer Homes USA, Inc.               BZH
                                  Champion Enterprises, Inc.           CHB
                                  Centex Corporation                   CTX
                                  D.R. Horton, Inc.                    DHI
                                  Hovnanian Enterprises, Inc.          HOV
                                  KB Home                              KBH
                                  Lennar Corporation                   LEN
                                  Masco Corporation                    MAS
                                  M.D.C. Holdings, Inc.                MDC
                                  OfficeMax Incorporated               OMX
                                  Pulte Homes, Inc.                    PHM
                                  The PMI Group, Inc.                  PMI
                                  Radian Group Inc.                    RDN
                                  The Ryland Group, Inc.               RYL
                                  Standard Pacific Corp.               SPF
                                  Temple-Inland, Inc.                  TIN
                                  Toll Brothers, Inc.                  TOL
                                  USG Corporation                      USG
                                  Vulcan Materials Company             VMC
                                  Weyerhaeuser Company                 WY

                              Methodology for inclusion in the Index:

                              Index securities are first defined as small stocks (current market capitalization less than or equal to 50% of the average market capitalization of all component securities), medium stocks (current market capitalization greater than 50% and less than 150% of the average market capitalization of all component securities), or large stocks (current market capitalization greater than or equal to 150% of the average market capitalization of all component securities).

                              A determination is then made, based on the current
                              (true) market capitalization if:

                                   1.  Any single component security represents
                                       25% or more of the current market
                                       capitalization of the basket; and/or

                                   2.  All component securities that
                                       individually represent 5% or more of the total current market capitalization of the basket in aggregate represent 50% or more of the total current market capitalization of the basket.

                              If 1 is true, then:

                                   3.  The weight of all qualifying component
                                       securities is set to 22.5%;

                                   4. The weight that represents the aggregate difference between the original weight and the new weight of 22.5% for each qualifying component is redistributed as follows:

                                         a)  The weight of any component
                                             security that represents less than
                                             1% of the total current market
                                             capitalization of the basket is
                                             increased to exactly 1%, beginning
                                             with the highest weighted, sub 1%
                                             component security and continuing
                                             until either all component
                                             securities are equal to or above 1%
                                             or until no excess weight remains
                                             to be distributed;

                                         b)  Beginning with the largest small
                                             stock, its weight is increased to
                                             the nearest whole percentage
                                             weight, and in one half percentage
                                             increments thereafter until the
                                             last iteration causes its weight to
                                             exceed the weight of the second
                                             largest small stock by 100%, and
                                             continuing until no excess weight
                                             remains to be distributed, except
                                             that:

                                             i.  If the next iteration would
                                                 cause the subject stock to have
                                                 a higher weight than the stock
                                                 ranked immediately above it,
                                                 the larger stock's weight is
                                                 increased to the nearest whole
                                                 percentage weight and in one
                                                 half percents increments
                                                 thereafter until the paused
                                                 iteration would no longer cause
                                                 the original subject stock to
                                                 have a higher weight than the
                                                 stock ranked immediately above
                                                 it, until no excess weight
                                                 remains to be distributed, or
                                                 until the larger stock's weight
                                                 exceeds the stock ranked
                                                 immediately above it, in which
                                                 case the step is repeated for
                                                 the next higher weighted stock.

                              If 2 is true after steps 3 and 4, then:

                                   5.  The weight of each qualifying component
                                       is proportionally reduced such that the
                                       aggregate weight of the qualifying
                                       components is exactly 45%, as follows:

                                         a)  For qualifying components 1 through
                                             n, (a) the difference between 45%
                                             and the aggregate weight of all the
                                             qualifying components prior to this
                                             reduction and (b) the percent of
                                             the total capitalization of the
                                             qualifying components that each
                                             qualifying component represents, is
                                             calculated. The weight of each
                                             qualifying component is reduced by
                                             an amount that equals a *b(1-n),
                                             except that the proportional
                                             reduction shall not cause any
                                             component to have a lesser weight
                                             than the component security ranked
                                             immediately beneath it. If such a
                                             situation should occur, then the
                                             next largest component security or
                                             securities that would not have
                                             otherwise qualified for inclusion
                                             in the proportional reduction shall
                                             then be included.

                                   6. The weight that represents the difference between the original aggregate weight and the new weight of 45% for the group of qualifying components is redistributed as follows:

                                         a)  Beginning with the largest small
                                             stock, its weight is increased to
                                             the nearest whole percentage
                                             weight, and in one half percentage
                                             increments thereafter until the
                                             last iteration causes its weight to
                                             exceed the weight of the second
                                             largest small stock by 100%, and
                                             continuing until no excess weight
                                             remains to be distributed, except
                                             that:

                                             i.  If the next iteration would
                                                 cause the subject stock to have
                                                 a higher weight than the stock
                                                 ranked immediately above it,
                                                 the larger stock's weight is
                                                 increased to the nearest one
                                                 half percentage weight and in
                                                 half percent increments
                                                 thereafter until the paused
                                                 iteration would no longer cause
                                                 the original subject stock to
                                                 have a higher weight than the
                                                 stock ranked immediately above
                                                 it, until no excess weight
                                                 remains to be distributed, or
                                                 until the larger stock's weight
                                                 exceeds the stock ranked
                                                 immediately above it, in which
                                                 case this step is repeated for
                                                 the next higher weighted stock;
                                                 and

                                             ii. Excess weight distributed to
                                                 the smallest stock will
                                                 increase its weight to no more
                                                 than that of the adjusted
                                                 weight of the second smallest
                                                 stock; and

                                             iii. If the smallest stock has been
                                                 increased to the level of the
                                                 second smallest stock and
                                                 excess weight remains to be
                                                 distributed, then beginning
                                                 with the largest small stock
                                                 and continuing downward, the
                                                 weight of each component is
                                                 increased by half percentage
                                                 increments until no excess
                                                 weight remains, subject to the
                                                 conditions and remedies of (i)
                                                 above, except that if
                                                 insufficient excess weight
                                                 remains to solve the conditions
                                                 and remedies of paragraph (i)
                                                 above, than paragraph (iii) is
                                                 started with the smallest stock
                                                 whose weight exceeds the next
                                                 smallest stock by at least one
                                                 half percent.

                              New share values will be assigned to each component security by calculating the dollar value of each component security's new percent weight of the original total current market capitalization of the basket, divided by the last sale price of each respective component security.

                              This process will be repeated at least
                              semi-annually for implementation at the end of the January and July option expiration if the modified capitalization of a single component or group of components exceed the concentration thresholds stated above as of the last trading day of the previous month, and such rebalancing will be based on actual market capitalizations of the component stocks as determined by actual share amounts and closing prices on the last trading day of the previous month.

                              Adjustments for corporate actions:

                              Stock splits - modified share amounts will be adjusted proportionally to the stock price adjustment using the announced split ratio on the effective date of the split. No divisor change should be necessary except for rounding.

                              Share changes greater than 5% - due to mergers, acquisitions, or stock repurchase, modified share amounts will be adjusted in proportion to the announced share change. Divisor changes will be necessary.

                              Adjustments for stock addition or removal:

                              Stock removal - no adjustments to the remaining component modified shares made. Divisor changes will be necessary.

                              Stock addition - the modified share weight of a stock addition will be determined in a 4 step process:

                              o Determine the relative weight rank of the new component's true capitalization compared to the true capitalization of the current component list (e.g., 14th out of 25);

                              o Assign a modified capitalization to the new component that is midway between the modified capitalization of the two current components that ranked immediately above and below the new component (e.g., midway between the modified cap of numbers 13 and 14);

                              o    Determine a number of modified shares
                                   required to achieve the modified
                                   capitalization based on the closing price of the new component on the day immediately prior to its addition.

                              o    Divisor changes will necessary.

                              In this pricing supplement, unless the context requires otherwise, references to the PHLX Housing Sector Index will include any Successor Index and references to PHLX will include any successor to PHLX.

Discontinuance of the
PHLX Housing Sector Index;
Alteration of Method
of Calculation.............   If PHLX discontinues publication of the PHLX
                              Housing Sector Index and PHLX or another entity publishes a successor or substitute index that MS
                              & Co., as the Calculation Agent, determines, in its sole discretion, to be comparable to the discontinued PHLX Housing Sector Index (such index being referred to herein as a "Successor Index"), then any subsequent Index Closing Value will be determined by reference to the value of such Successor Index at the regular weekday close of trading on the Trading Day that any Index Closing
                              Value is to be determined.

                              Upon any selection by the Calculation Agent of a Successor Index, the Calculation Agent will cause written notice thereof to be furnished to the Trustee, to Morgan Stanley and to DTC, as holder of the Notes, within three business days of such selection. We expect that such notice will be passed on to you, as a beneficial owner of the Notes, in accordance with the standard rules and procedures of DTC and its direct and indirect participants.

                              If PHLX discontinues publication of the PHLX
                              Housing Sector Index prior to, and such
                              discontinuance is continuing on, the date that any Index Closing Value is to be determined and MS & Co., as the Calculation Agent, determines, in its sole discretion, that no Successor Index is available at such time, then the Calculation Agent will determine the Index Closing Value for such date. The Index Closing Value will be computed by the Calculation Agent in accordance with the formula for calculating the PHLX Housing Sector Index last in effect prior to such discontinuance, using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension or limitation) at the close of the principal trading session of the Relevant Exchange on such date of each security most recently constituting the PHLX Housing Sector Index without any rebalancing or substitution of such securities following such discontinuance. Notwithstanding these alternative arrangements, discontinuance of the publication of the PHLX Housing Sector Index may adversely affect the value of the Notes.

                              If at any time the method of calculating the PHLX Housing Sector Index or a Successor Index, or the value thereof, is changed in a material respect, or if the PHLX Housing Sector Index or a Successor Index is in any other way modified so that such index does not, in the opinion of MS & Co., as the Calculation Agent, fairly represent the value of the PHLX Housing Sector Index or such Successor Index had such changes or modifications not been made, then, from and after such time, the Calculation Agent will, at the close of business in New York City on each date on which the Index Closing Value is to be determined, make such calculations and adjustments as, in the good faith judgment of the Calculation Agent, may be necessary in order to arrive at a value of a stock index comparable to the PHLX Housing Sector Index or such Successor Index, as the case may be, as if such changes or modifications had not been made, and the Calculation Agent will calculate the Final Average Index Value with reference to the PHLX Housing Sector Index or such Successor Index, as adjusted. Accordingly, if the method of calculating the PHLX Housing Sector Index or a Successor Index is modified so that the value of such index is a fraction of what it would have been if it had not been modified (e.g., due to a split in the index), then the Calculation Agent will adjust such index in order to arrive at a value of the PHLX Housing Sector Index or such Successor Index as if it had not been modified (e.g., as if such split had not occurred).

Historical Information.....   The following table sets forth the published high
                              and low Index Closing Values, as well as end-of-quarter Index Closing Values, of the PHLX
                              Housing Sector Index for each quarter in the period from July 1, 2002 through July 28, 2005.
                              The Index Closing Value on July 28, 2005 was
                              586.06. We obtained the information in the table below from Bloomberg Financial Markets, without independent verification. The historical values of the PHLX Housing Sector Index should not be taken as an indication of future performance, and no assurance can be given as to the level of the PHLX
                              Housing Sector Index on the Determination Dates.
                              We cannot give you any assurance that the Final
                              Average Index Value will be lower than the Initial
                              Index Value so that you will receive a payment in excess of the $10 principal amount per Note at maturity.

                                                     PHLX Housing Sector Index

                                                    High     Low     Period End
                                                  -------- --------- ----------

                              2002

                              Third Quarter......  281.63   210.79     211.47

                              Fourth Quarter.....  233.44   185.83     224.77

                                                    High     Low     Period End
                                                  -------- --------- ----------

                              2003

                              First Quarter        235.66   200.55     214.95

                              Second Quarter.....  298.69   218.24     280.84

                              Third Quarter......  312.49   276.03     305.46

                              Fourth Quarter.....  371.27   318.39     366.37

                              2004

                              First Quarter......  405.87   349.31     400.65

                              Second Quarter.....  402.51   344.58     381.29

                              Third Quarter......  407.98   356.24     407.98

                              Fourth Quarter ....  469.32   371.98     469.32

                              2005

                              First Quarter......  518.20   447.10     478.54

                              Second Quarter.....  544.04   452.77     532.08

                              Third Quarter
                                 (through
                                 July 28, 2005)..  586.06   529.83     586.06


Use of Proceeds and
Hedging....................   The net proceeds we receive from the sale of the
                              Notes will be used for general corporate purposes and, in part, in connection with hedging our obligations under the Notes through one or more of our subsidiaries. The original issue price of the Notes includes the Agent's Commissions (as shown on the cover page of this pricing supplement) paid with respect to the Notes and the cost of hedging our obligations under the Notes. The cost of hedging includes the projected profit that our subsidiaries expect to realize in consideration for assuming the risks inherent in managing the hedging transactions. Since hedging our obligations entails risk and may be influenced by market forces beyond our or our subsidiaries' control, such hedging may result in a profit that is more or less than initially projected, or could result in a loss. See also "Use of Proceeds" in the accompanying prospectus.

                              On or prior to the day we price the Notes for initial sale to the public, we, through our subsidiaries or others, intend to hedge our anticipated exposure in connection with the Notes by taking short positions in the stocks underlying the PHLX Housing Sector Index, or in futures or options contracts (or long position in put contracts) on the PHLX Housing Sector Index or its component securities listed on major securities markets, or positions in any other available securities or instruments that we may wish to use in connection with such hedging. Such purchase or sale activity could potentially decrease the value of the PHLX Housing Sector Index, and therefore effectively decrease the level of the PHLX Housing Sector Index that must prevail on the Determination Dates in order for you to receive at maturity a payment that exceeds the principal amount of the Notes. In addition, through our subsidiaries, we are likely to modify our hedge position throughout the life of the Notes, including on the Determination Dates, by purchasing and selling the stocks underlying the PHLX

                              Housing Sector Index, futures or options contracts or exchange traded funds, if any, on the PHLX Housing Sector Index or its component stocks listed on major securities markets or positions in any other available securities or instruments that we may wish to use in connection with such hedging activities, including by purchasing any such securities or instruments on the Determination Dates. We cannot give any assurance that our hedging activity will not affect the value of the PHLX Housing Sector Index, and, therefore, adversely affect the value of the Notes or the payment that you will receive at maturity.

Supplemental Information
Concerning Plan of
Distribution...............   Under the terms and subject to the conditions
                              contained in the U.S. distribution agreement
                              referred to in the prospectus supplement under
                              "Plan of Distribution," the Agent, acting as
                              principal for its own account, has agreed to
                              purchase, and we have agreed to sell, the
                              principal amount of Notes set forth on the cover
                              of this pricing supplement. The Agent proposes
                              initially to offer the Notes directly to the
                              public at the public offering price set forth on
                              the cover page of this pricing supplement. The
                              Agent may allow a concession not in excess of $
                              per Note to other dealers, which may include
                              Morgan Stanley & Co. International Limited and
                              Bank Morgan Stanley AG. We expect to deliver the
                              Notes against payment therefor in New York, New
                              York on               , 2005. After the initial
                              offering, the Agent may vary the offering price and other selling terms from time to time.

                              In order to facilitate the offering of the Notes, the Agent may engage in transactions that stabilize, maintain or otherwise affect the price of the Notes. Specifically, the Agent may sell more Notes than it is obligated to purchase in connection with the offering, creating a naked short position in the Notes for its own account. The Agent must close out any naked short position by purchasing the Notes in the open market. A naked short position is more likely to be created if the Agent is concerned that there may be downward pressure on the price of the Notes in the open market after pricing that could adversely affect investors who purchase in the offering. As an additional means of facilitating the offering, the Agent may bid for, and purchase, Notes or the individual stocks underlying the PHLX Housing Sector Index in the open market to stabilize the price of the Notes. Any of these activities may raise or maintain the market price of the Notes above independent market levels or prevent or retard a decline in the market price of the Notes. The Agent is not required to engage in these activities, and may end any of these activities at any time. An affiliate of the Agent has entered into a hedging transaction with us in connection with this offering of Notes. See "--Use of Proceeds and Hedging" above.

                              General

                              No action has been or will be taken by us, the Agent or any dealer that would permit a public offering of the Notes or possession or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus in any jurisdiction, other than the United States, where action for that purpose is required. No offers, sales or deliveries of the Notes, or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus or any other offering material relating to the Notes, may be made in or from any jurisdiction except in circumstances which will result in compliance with any applicable laws and regulations and will not impose any obligations on us, the Agent or any dealer.

                              The Agent has represented and agreed, and each dealer through which we may offer the Notes has represented and agreed, that it (i) will comply with all applicable laws and regulations in force in each non-U.S. jurisdiction in which it purchases, offers, sells or delivers the Notes or possesses or distributes this pricing supplement and the accompanying prospectus supplement and prospectus and (ii) will obtain any consent, approval or permission required by it for the purchase, offer or sale by it of the Notes under the laws and regulations in force in each non-U.S. jurisdiction to which it is subject or in which it makes purchases, offers or sales of the Notes. We shall not have responsibility for the Agent's or any dealer's compliance with the applicable laws and regulations or obtaining any required consent, approval or permission.

                              Brazil

                              The Notes may not be offered or sold to the public in Brazil. Accordingly, the offering of the Notes has not been submitted to the Comissao de Valores Mobiliarios for approval. Documents relating to this offering, as well as the information contained herein and therein, may not be supplied to the public as a public offering in Brazil or be used in connection with any offer for subscription or sale to the public in Brazil.

                              Chile

                              The Notes have not been registered with the Superintendencia de Valores y Seguros in Chile and may not be offered or sold publicly in Chile. No offer, sales or deliveries of the Notes, or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus, may be made in or from Chile except in circumstances which will result in compliance with any applicable Chilean laws and regulations.

                              Hong Kong

                              The Notes may not be offered or sold in Hong Kong, by means of any document, other than to persons whose ordinary business it is to buy or sell shares or debentures, whether as principal or agent, or in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32) of Hong Kong. The Agent has not issued and will not issue any advertisement, invitation or document relating to the Notes, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to Notes which are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" within the meaning of the

                              Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made thereunder.

                              Mexico

                              The Notes have not been registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission and may not be offered or sold publicly in Mexico. This pricing supplement and the accompanying prospectus supplement and prospectus may not be publicly distributed in Mexico.

                              Singapore

                              This pricing supplement and the accompanying prospectus supplement and prospectus have not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this pricing supplement and the accompanying prospectus supplement and prospectus used in connection with the offer or sale, or invitation for subscription or purchase, of the Notes may not be circulated or distributed, nor may the Notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than under circumstances in which such offer, sale or invitation does not constitute an offer or sale, or invitation for subscription or purchase, of the Notes to the public in Singapore.

License Agreement between
PHLX and MS & Co...........   PHLX and MS & Co. have entered into a
                              non-exclusive license agreement providing license to MS & Co., and certain of its affiliated and subsidiary companies, in exchange for a fee, of the right to use the PHLX Housing Sector Index, which is owned and published by PHLX, in connection with securities, including the Notes.

                              The license agreement between PHLX and MS & Co. provides that the following language must be set forth in this pricing supplement:

                              PHLX Housing Sector(SM) Index (HGX) ("Index") is not sponsored, endorsed, sold or promoted by Philadelphia Stock Exchange, Inc. ("PHLX"). PHLX makes no representation or warranty, express or implied, to the owners of the Index or any member of the public regarding the advisability of investing in securities generally or in the Index particularly or the ability of the Index to track market performance. PHLX's only relationship to Licensee is the licensing of certain names and marks and of the Index, which is determined, composed and calculated without regard to the Licensee. PHLX has no obligation to take the needs of the Licensee or the owners of the Index into consideration in determining, composing or calculating the Index. PHLX is not responsible for and has not participated in any determination or calculation made with respect to the issuance or redemption of the Index. PHLX has no obligation or liability in connection with the administration, purchase, sale, marketing, promotion or trading of the Index.

                              "PHLX Housing Sector(SM)" and "HGX(SM)" are service marks of the Philadelphia Stock Exchange, Inc. and have been licensed for use by Morgan Stanley & Co. Incorporated.

ERISA Matters for Pension
Plans and Insurance
Companies..................   Each fiduciary of a pension, profit-sharing or
                              other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended ("ERISA") (a "Plan"), should consider the fiduciary standards of ERISA in the context of the Plan's particular circumstances before authorizing an investment in the Notes.
                              Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

                              In addition, we and certain of our subsidiaries and affiliates, including MS & Co. and Morgan Stanley DW Inc. (formerly Dean Witter Reynolds Inc.) ("MSDWI"), may each be considered a "party in interest" within the meaning of ERISA, or a "disqualified person" within the meaning of the Internal Revenue Code of 1986, as amended (the "Code"), with respect to many Plans, as well as many individual retirement accounts and Keogh plans (also "Plans"). Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the Notes are acquired by or with the assets of a Plan with respect to which MS & Co., MSDWI or any of their affiliates is a service provider or other party in interest, unless the Notes are acquired pursuant to an exemption from the "prohibited transaction" rules. A violation of these prohibited transaction rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for such persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

                              The U.S. Department of Labor has issued five prohibited transaction class exemptions ("PTCEs") that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the Notes. Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts), and PTCE 84-14 (for certain transactions determined by independent qualified asset managers).

                              Because we may be considered a party in interest with respect to many Plans, the Notes may not be purchased, held or disposed of by any Plan, any entity whose underlying assets include "plan assets" by reason of any Plan's investment in the entity (a "Plan Asset Entity") or any person investing "plan assets" of any Plan, unless such purchase, holding or disposition is eligible for exemptive relief, including relief available under PTCE 96-23, 95-60, 91-38, 90-1, or 84-14 or such purchase, holding or disposition is otherwise not prohibited. Any purchaser, including any fiduciary purchasing on behalf of a Plan, transferee or holder of the Notes will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding of the Notes that either
                              (a) it is not a Plan or a Plan Asset Entity, is not purchasing such securities on behalf of or with "plan assets" of any Plan, or with any assets of a governmental or church plan that is subject to any federal, state or local law that is substantially similar to the provisions of Section 406 of ERISA or Section 4975 of the Code or (b) its purchase, holding and disposition are eligible for exemptive relief or such purchase, holding and disposition are not prohibited by ERISA or Section 4975 of the Code (or in the case of a governmental or church plan, any substantially similar federal, state or local law).

                              Under ERISA, assets of a Plan may include assets held in the general account of an insurance company which has issued an insurance policy to such plan or assets of an entity in which the Plan has invested. Accordingly, insurance company general accounts that include assets of a Plan must ensure that one of the foregoing exemptions is available. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the Notes on behalf of or with "plan assets" of any Plan consult with their counsel regarding the availability of exemptive relief under PTCEs 96-23, 95-60, 91-38, 90-1 or 84-14.

                              Purchasers of the Notes have exclusive
                              responsibility for ensuring that their purchase, holding and disposition of the Notes do not violate the prohibited transaction or other rules of ERISA or the Code or similar regulations applicable to governmental or church plans, as described above.


United States Federal
Income Taxation............   The following summary is based on the opinion of
                              Davis Polk & Wardwell, our special tax counsel, and is a general discussion of the principal U.S.
                              federal income tax consequences to initial investors in the Notes that (i) purchase the Notes at their Issue Price and (ii) will hold the Notes as capital assets within the meaning of Section
                              1221 of the Code. Unless otherwise specifically indicated, this summary is based on the Code, administrative pronouncements, judicial decisions and currently effective and proposed Treasury regulations, changes to any of which subsequent to the date of this pricing supplement may affect the tax consequences described herein. This summary does not address all aspects of U.S. federal income taxation that may be relevant to a particular investor in light of the investor's individual circumstances or to certain types of investors subject to special treatment under the U.S. federal income tax laws, such as:

                              o    certain financial institutions;

                              o    tax-exempt organizations;

                              o dealers and certain traders in securities or foreign currencies;

                              o investors holding a Note as part of a hedging transaction, straddle, conversion or other integrated transaction;

                              o    U.S. Holders, as defined below, whose
                                   functional currency is not the U.S. dollar;

                              o    partnerships;

                              o nonresident alien individuals who have lost their United States citizenship or who have ceased to be taxed as United States resident aliens;

                              o corporations that are treated as controlled foreign corporations or passive foreign investment companies;

                              o Non-U.S. Holders, as defined below, that are owned or controlled by persons subject to U.S. federal income tax;

                              o Non-U.S. Holders for whom income or gain in respect of a Note is effectively connected with a trade or business in the United States; and

                              o Non-U.S. Holders who are individuals having a "tax home" (as defined in Section 911(d)(3) of the Code) in the United States.

                              If you are considering purchasing the Notes, you are urged to consult your own tax advisor with regard to the application of the U.S. federal income tax laws to your particular situation as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

                              U.S. Holders

                              This section applies to you only if you are a U.S. Holder and is only a brief summary of the U.S. federal income tax consequences of the ownership and disposition of the Notes. As used herein, the term "U.S. Holder" means a beneficial owner of a Note that is for U.S. federal income tax purposes:

                              o    a citizen or resident of the United States;

                              o a corporation created or organized in or under the laws of the United States or of any political subdivision thereof; or

                              o an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

                              The Notes will be treated as "contingent payment debt instruments" for U.S. federal income tax purposes. U.S. Holders should refer to the discussions under "United States Federal Taxation--Notes--Notes Linked to Commodity Prices, Single Securities, Baskets of Securities or Indices" and "United States Federal Taxation--Backup Withholding" in the accompanying prospectus supplement for a full description of the U.S. federal income tax and withholding consequences of ownership and disposition of a contingent payment debt instrument.

                              In summary, U.S. Holders will, regardless of their method of accounting for U.S. federal income tax purposes, be required to accrue original issue discount ("OID") as interest income on the Notes on a constant yield basis in each year that they hold the Notes, despite the fact that no stated interest will actually be paid on the Notes. As a result, U.S. Holders will be required to pay taxes annually on the amount of accrued OID, even though no cash will be paid on the Notes from which to pay such taxes. In addition, any gain recognized by U.S. Holders on the sale or exchange, or at maturity, of the Notes will generally be treated as ordinary income.

                              The rate of accrual of OID on the Notes is the yield at which we would issue a fixed rate noncontingent debt instrument with terms otherwise similar to those of the Notes or the applicable federal rate, whichever is greater (our "comparable yield") and is determined at the time of the issuance of the Notes. We have determined
                              that the "comparable yield" is a rate of      %
                              compounded annually. Based on our determination of the comparable yield, the "projected payment schedule" for a Note (assuming an issue price of $10) consists of a projected amount equal to
                              $            due at maturity.

                              The following table states the amount of OID that will be deemed to have accrued with respect to a Note for each calendar period (assuming a day count convention of 30 days per month and 360 days per year), based upon our determination of the comparable yield and the projected payment schedule (as described below):

                                                                     OID        TOTAL OID DEEMED
                                                                  DEEMED TO     TO HAVE ACCRUED
                                                                ACCRUE DURING    FROM ORIGINAL
                                                                   CALENDAR     ISSUE DATE (PER
                                                                 PERIOD (PER    NOTE) AS OF END
                                       CALENDAR PERIOD              NOTE)      OF CALENDAR PERIOD
                              ------------------------------    -------------  ------------------
                              Original Issue Date through
                                 December 31, 2005..........          $              $

                              January 1, 2006 through
                                 December 31, 2006..........          $              $

                              January 1, 2007 through
                                 December 31, 2007..........          $              $

                              January 1, 2008 through
                                 December 31, 2008..........          $              $

                              January 1, 2009 through
                                 December 31, 2009..........          $              $

                              January 1, 2010 through
                                 August 30, 2010............          $              $


                              The comparable yield and the projected payment schedule are not provided for any purpose other than the determination of U.S. Holders' OID accruals and adjustments in respect of the Notes, and we make no representation regarding the actual amounts of payments that will be made on a Note.

                              Non-U.S. Holders

                              This section applies to you only if you are a Non-U.S. Holder. As used herein, the term "Non-U.S. Holder" means a beneficial owner of a Note that is for U.S. federal income tax purposes:


                              o    a nonresident alien individual;

                              o    a foreign corporation; or

                              o    a foreign trust or estate.

                              Tax Treatment upon Maturity, Sale, Exchange or Disposition of a Note. Subject to the discussion below concerning backup withholding, payments on a Note by us or a paying agent to a Non-U.S. Holder and gain realized by a Non-U.S. Holder on the sale, exchange or other disposition of a Note will not be subject to U.S. federal income or withholding tax; provided that:

                              o such Non-U.S. Holder does not own, actually or constructively, 10% or more of the total combined voting power of all classes of stock of Morgan Stanley entitled to vote and is not a bank receiving interest described in
                                   Section 881(c)(3)(A) of the Code; and

                              o the certification required by Section 871(h) or Section 881(c) of the Code has been provided with respect to the Non-U.S. Holder, as discussed below.

                              Certification Requirements. Sections 871(h) and 881(c) of the Code require that, in order to obtain an exemption from withholding tax in respect of payments on the Notes that are, for U.S. federal income tax purposes, treated as interest, the beneficial owner of a Note certifies on Internal Revenue Service Form W-8BEN, under penalties of perjury, that it is not a "United States person" within the meaning of Section 7701(a)(30) of the Code. If you are a prospective investor, you are urged to consult your own tax advisor regarding these certification requirements.

                              Estate Tax. Individual Non-U.S. Holders and entities the property of which is potentially includible in such an individual's gross estate for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty benefit, a Note will be treated as U.S. situs property subject to U.S. federal estate tax if payments on the Note, if received by the decedent at the time of death, would have been subject to United States federal withholding tax (even if the W-8BEN certification requirement described above were satisfied).

                              If you are considering purchasing the Notes, you are urged to consult your own tax advisor regarding the U.S. federal estate tax consequences of investing in the Notes.

                              Information Reporting and Backup Withholding. Information returns may be filed with the U.S. Internal Revenue Service (the "IRS") in connection with the payments on the Notes at maturity as well as in connection with the proceeds from a sale, exchange or other disposition. A Non-U.S. Holder may be subject to U.S. backup withholding on such payments or proceeds, unless the Non-U.S. Holder complies with certification requirements to establish that it is not a United States person, as described above. The certification requirements of Sections 871(h) and 881(c) of the Code, described above, will satisfy the certification requirements necessary to avoid backup withholding as well. The amount of any backup withholding from a payment to a Non-U.S. Holder will be allowed as a credit against the Non-U.S. Holder's U.S. federal income tax liability and may entitle the Non-U.S. Holder to a refund, provided that the required information is furnished to the IRS.